EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE        Contact:  John W. Conlon, Chief Financial Officer
April 12, 2000                         (740) 373-3155


                      PEOPLES BANCORP REPORTS 16% INCREASE
                            IN FIRST QUARTER EARNINGS
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         MARIETTA, Ohio - Today Peoples Bancorp Inc. (Nasdaq: PEBO) announced record first quarter earnings, as growth in net interest income and non-interest revenues contributed to increased net income.
         Diluted earnings per share reached $0.43 in the first quarter of 2000, up $0.06 (or 16.2%) from 1999's first quarter. Net income for the three months ended March 31, 2000, totaled $2.9 million, up $0.3 million (or 8.8%) from the same period last year. Cash basis earnings per share grew $0.06 per share (or 14.0%) to $0.49 in the first quarter of 2000, compared to $0.43 last year. Return on stockholders' equity (ROE) significantly improved in the first quarter of 2000, reaching 15.85% compared to 12.12% for the same period last year.
         "Our first quarter performance reflects our commitment to increasing shareholder value through enhanced earnings," said Robert E. Evans, Peoples Bancorp's President and CEO. "In addition, the recent share repurchase program has allowed us to better leverage our strong capital base."
         Since April, 1999, the Company has repurchased approximately 6% of its outstanding common shares through open market transactions. The improvement in ROE resulted from core earnings growth, as well as recent stock repurchases and decreases in the market value of the Company's available-for-sale investment portfolio.
         Net interest income grew $1.4 million (or 15.6%) to $10.1 million in the first quarter of 2000 compared to the same period a year earlier, due primarily to earning asset growth strategies implemented in 1999 as well as internal loan growth in the first three months of the year. Since year-end 1999, Peoples Bancorp's total loans grew nearly $13 million (or 2.0%) to $672.7 million at March 31, 2000. The Company's allowance for loan losses increased $0.4 million (or 3.5%) to $10.6 million at the end of the first quarter and represents 1.58% of total loans. Peoples Bancorp's asset quality continues to be above peer group levels and reflects the overall quality of the Company's loan portfolio.
         Non-interest income exhibited strong growth in the first quarter of 2000, as revenues increased 15.5% to $2.1 million compared to 1999's first quarter total of $1.8 million, a growth rate of 15.5% or $0.3 million. All of Peoples Bancorp's non-interest income areas reported growth in the first quarter of 2000, including investment, insurance, electronic banking, trust, and deposit account fee based revenues. Non-interest expense totaled $7.6 million for the first three months of 2000, an increase of $1.3 million (or 21.2%) compared to the same period a year earlier. Non-interest expense increased due to the impact of debt service costs associated with the Company's issuance of $30 million of 8.62% Capital Securities in April, 1999, as well as recent market expansion and associated costs to provide enhanced customer services such as investments and insurance products.
         Evans continued, "We continue to make investments in those processes that enhance customer access to our many products and services, ranging from educational opportunities for our associates to e-commerce initiatives. Peoples Bancorp's goal is to be the leading financial services provider in the markets we serve, and first quarter results indicate we are making strides to provide diversified, integrated products and services that meet the needs of our expanding customer base."
         Peoples Bancorp Inc. is a diversified financial services company with over $1 billion in assets. The Company's lead subsidiary is Peoples Bank, which offers complete banking products and services through 38 financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services via Peoples Investments, which provides customer-tailored solutions for fiduciary needs, investment alternatives, and asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Bank also provides a full set of life, property and casualty insurance products and services, through Peoples Insurance Agency, Inc. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol 'PEBO'. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.


PEOPLES BANCORP INC.  (Nasdaq: PEBO)
Financial Highlights (Unaudited)
                                                            ----------------------------
                                                                 Three Months Ended
                                                                      March 31,
                                                            ----------------------------
                                                                      March 31,
                                                                2000            1999
                                                            ----------------------------
PER SHARE DATA Net income per share:
   Basic                                                          0.43  $      0.38
   Diluted                                                        0.43         0.37
   Cash basis earnings - diluted (a)                              0.49         0.43
Dividends declared per share                                      0.14  $      0.12
Weighted average shares outstanding:
   Basic                                                     6,602,504    6,979,409
   Diluted                                                   6,705,526    7,140,949

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average equity                                        15.85%       12.12%
Cash basis return on average equity (a)                         24.93%       18.99%
Return on average assets                                         1.08%        1.21%
Cash basis return on average assets (a)                          1.26%        1.45%
Net interest margin (fully tax equivalent)                       4.25%        4.54%
Efficiency ratio                                                55.92%       51.16%
Net loan chargeoffs as a percentage of average loans             0.02%        0.03%
End of period:
   Nonperforming assets as a percentage of total assets (b)      0.22%        0.22%
   Allowance for loan losses as a percentage of total loans      1.58%        1.72%

CONSOLIDATED AVERAGE BALANCES (in thousands)
Average gross loans                                            662,899  $   570,433
Average earning assets                                         977,487      797,684
Average total assets                                         1,056,160      871,789
Average non-interest bearing deposits                           80,323       76,073
Average interest bearing deposits                              650,073      630,153
Average stockholders' equity                                    72,225  $    86,815

PERIOD END CAPITAL RATIOS
Tier 1 Risk based capital                                       12.58%       10.83%
Total Risk-based capital ratio (Tier 1 and Tier 2)              14.24%       12.27%
Leverage ratio                                                   8.46%        7.41%
                                                            ----------- ------------

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

(a) Excludes after-tax impact of intangible amortization expense and removes balance sheet effect of intangible assets acquired through use of purchase accounting for acquisitions.

(b) Nonperforming assets include loans 90 days past due and accruing, nonaccrual loans, and other real estate owned.



           PEOPLES BANCORP INC. CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                  ---------------      ---------------
(in thousands)                                                                      March 31,          December 31,
                                                                                       2000                 1999
                                                                                  ---------------      ---------------
ASSETS
Cash and cash equivalents                                                                 32,983               43,751
Available-for-sale investment securities, at estimated fair value                        324,268              328,306
Loans, net of unearned interest                                                          672,736              659,833
Allowance for loan losses                                                               (10,628)             (10,264)
                                                                                  ---------------      ---------------
     Net loans                                                                           662,108              649,569
Bank premises and equipment                                                               14,907               15,321
Other assets                                                                              40,021               38,503
                                                                                  ---------------      ---------------
          TOTAL ASSETS                                                                 1,074,287            1,075,450

                                                                                  ---------------      ---------------

LIABILITIES
Non-interest bearing deposits                                                             80,957               83,267
Interest bearing deposits                                                                660,441              644,940
                                                                                  ---------------      ---------------
     Total deposits                                                                      741,398              728,207
Federal funds purchased, securities sold under repurchase agreements,
         and other short term borrowings                                                  73,368               87,439
Long-term borrowings                                                                     150,181              150,338
Accrued expenses and other liabilities                                                     7,988                7,606
                                                                                  ---------------      ---------------
          TOTAL LIABILITIES                                                              972,935              973,590

Guaranteed preferred beneficial interests in junior subordinated debentures               28,994               28,986


STOCKHOLDERS' EQUITY
Common stock, no par value (6,661,464 shares issued and 6,537,180
    outstanding at March 31, 2000)                                                        66,447               65,043
Accumulated comprehensive income , net of deferred income taxes                          (9,164)              (7,654)
Retained earnings                                                                         17,863               26,241
Treasury stock, at cost (124,284 shares at March 31, 2000)                               (2,788)             (10,756)
                                                                                  ---------------      ---------------
          TOTAL STOCKHOLDERS' EQUITY                                                      72,358               72,874
                                                                                  ---------------      ---------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   1,074,287            1,075,450




               PEOPLES BANCORP INC. CONDENSED STATEMENTS OF INCOME

                                                        ------------------------
(in thousands)                                              Three Months Ended
                                                        ------------------------
                                                                 March 31,
                                                        ------------------------
                                                           2000           1999
                                                        -----------  -----------
Interest income                                         $   20,112       15,985
Interest expense                                            10,008        7,242
                                                        -----------  -----------
     Net interest income                                    10,104        8,743
Provision for loan losses                                      522          537
                                                        -----------  -----------
Net interest income after provision for loan losses          9,582        8,206
Other income                                                 2,129        1,844
Loss on securities transactions                               (11)          ---
Amortization of intangibles                                    571          657
Other expense                                                6,988        5,579
                                                        -----------  -----------
Income before income taxes                                   4,141        3,814
Income taxes                                                 1,279        1,184
                                                        -----------  -----------
          Net income                                    $    2,862        2,630
                                                        -----------  -----------


                                 END OF RELEASE